UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: February 13, 2017 (Date of earliest event reported:  February 13, 2017)

RBC BEARINGS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	333-124824	95-4372080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Tribology Center

Oxford, CT 06478

(Address of principal executive offices) (Zip Code)

(203) 267-7001

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 13, 2017, RBC Bearings Inc. (the “Company”) announced the retirement of Thomas M. Burigo as Corporate Controller and that Robert M. Sullivan has been appointed Corporate Controller effective February 13, 2017. Mr. Burigo has been Corporate Controller since 2006. Mr. Burigo will remain an employee of the Company on a reduced hourly basis over the next 12 months to facilitate a smooth transition.

Mr. Sullivan has been working as Assistant Corporate Controller of the Company since March 2016. Prior to joining the Company, he was a Financial Planning and Analysis Specialist for Defense Systems and Services at Sikorsky Aircraft Corporation. Prior to Sikorsky, he spent six years at Ernst & Young LLP as an Audit Manager. Mr. Sullivan holds a Bachelor of Science degree in Accounting from Fairfield University, a Master of Science degree in Accounting and Taxation from the University of Hartford, and he is currently pursuing his Masters of Business Administration degree from the University of Connecticut. He is a Certified Public Accountant licensed by the State of Connecticut. Mr. Sullivan is currently 32 years old.

As a new officer of the Company, Mr. Sullivan will be an at-will employee and entitled to participate in the same general benefits and incentive opportunities as other officers. This includes a base salary and incentive opportunities under the Company’s Annual Incentive Compensation Plan, Long-Term Equity Incentive Program and Supplemental Executive Retirement Plan

For further details, please refer to the press release filed as Exhibit 99.1 to this Current Report, which is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release of RBC Bearings Incorporated dated February 13, 2017, which is being filed pursuant to Item 5.02.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 13, 2017

RBC BEARINGS INCORPORATED

By:	/s/ Thomas J. Williams
Name: Thomas J. Williams
Title: Corporate General Counsel & Secretary